Exhibit 3.29(c)

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

This First Amendment (this “Amendment”) to the Limited Liability Company Agreement, dated as of December 26, 2002 (the “Agreement”), of Lyondell Refining GP, LLC (the “Company”) is made and executed to be effective as of March 1, 2003, by Lyondell Chemical Company, a Delaware corporation, as sole member (the “Sole Member”).

WHEREAS, the Sole Member desires to amend the Agreement to allow the Sole Member to appoint officers of the Company;

WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement;

NOW, THEREFORE, the Agreement shall be amended as follows:

1.	The title of Article VI is restated in its entirety as follows:

“Rights and Duties of Member and Officers”

2.	The following new Sections 6.3 - 6.12 are added:

“6.3. Officers. The Member may elect officers of the Company. The officers of the Company shall be a President, one or more Vice Presidents, a Treasurer and a Secretary. All such officers shall be elected by the Member and each officer elected shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person, except that the President shall not also be the Secretary.

6.4 Other Officers and Agents. The Member may appoint such other officers and agents as it deems advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member.

6.5 President. The President shall be the chief executive officer of the Company and shall have the general powers and duties of supervision and management and execution usually vested in the office of President of a limited liability company. He shall preside at all meetings of the Company and shall have general supervision, direction and control of the business of the Company and shall perform such other duties as from time to time may be specified by the Member.

6.6 Treasurer. The Treasurer shall have the care and custody of the funds and securities of the Company and shall have such powers and perform such duties as are incident to the office of Treasurer, or as may from time to time be specified by the Member. The Treasurer shall be subject to the control of the Member and to the powers of the President.

6.7 Secretary. The Secretary shall have the care and custody of the seal and the minute books of the Company and shall have such powers and perform such duties as are incident to the office of the Secretary or as may from time to time be specified by the Member. The Secretary shall be subject to the control of the President.

6.8 Assistant Officers. Unless otherwise provided in this Agreement, any Vice President, any Assistant Secretary, and any Assistant Treasurer, if any, shall, in the order of their respective seniorities, in the absence or disability of the President, Secretary or Treasurer, respectively, perform the duties of such officer.

6.9 Segregation of Duties. If any action on behalf of the Company requires the action or approval of two officers, such action or approval must be undertaken by two separate individuals and not by a single officer acting in two separate capacities.

6.10 Resignations. Any officer may resign at any time upon written notice to the Company. Such resignation shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the President, the Secretary or the Member.

6.11 Vacancies. A vacancy in any office arising from any cause may be filled by the Member.

6.12 Removal. The Member may remove any officer with or without cause at any time.”

All other terms and conditions of the Agreement shall be unchanged and remain in full force and effect.

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EXECUTED to be effective as of the 1st day of March, 2003.

LYONDELL CHEMICAL COMPANY

By:	/s/ Allen C. Holmes
Name:	Allen C. Holmes
Title:	Vice President, Tax and Real Estate